Exhibit 99.1

NEWS RELEASE	CONTACTS:	J. Michael Kirksey
Chief Financial Officer
Input/Output (281) 879-3672

FOR IMMEDIATE RELEASE		Jack Lascar, Partner
Karen Roan, Vice President
DRG&E (713) 529-6600

I/O REPORTS THIRD QUARTER 2004 RESULTS

•      Third quarter 2004 revenues of $80.9 million

•      Company records a $5.2 million reserve ($0.07 per share) for a Russian receivable

•      New System Four Analog System continues to penetrate market

HOUSTON – October 27, 2004 – Input/Output, Inc. (NYSE: IO) today announced third quarter 2004 net loss of $5.0 million, or $(0.07) per share, on revenues of $80.9 million compared to a net loss of $4.8 million, or $(0.09) per share, on revenues of $30.3 million for the same period a year ago. Included in the third quarter results is a $(0.07) per share loss related to a Russian receivable.

Bob Peebler, I/O’s President and Chief Executive Officer, said, “As indicated in our October 5th conference call, the third quarter financial results were impacted by a number of events that negatively affected earnings.  Project delays, unexpected new product start-up costs and a product mix with lower overall margins occurred simultaneously to affect our business. While the quarter’s results are disappointing, the fundamental drivers of our business model remain solid. Top line revenues increased by $51 million or 167% over the year ago period as the demand for seismic work continues to grow. Our new products are gaining market acceptance and our technology portfolio is focused on the highest value added segments of our markets.”

THIRD QUARTER 2004

Third quarter revenues of $80.9 million were in line with the October 5th guidance of approximately $80 million. Excluding GXT and Concept Systems, revenues increased almost 100%. GX Technology, which was acquired in June of this year, contributed revenues of $17.5 million during the quarter.  Land imaging revenues increased to $38.4 million compared to $20.7 million a year ago, and marine imaging revenues more than doubled to $19.1 million compared to $7.6 million a year ago. The land imaging division continued to enjoy acceptance of System Four Analog with its first sale in the international market.  The marine imaging division completed the final sale of this year’s VectorSeis Ocean contract.

Gross margin in the third quarter improved to 24% compared to 17% for the same period a year ago. However, third quarter margins were lower than expected as delays in higher margin system sales and data library sales were replaced with lower margin sales of vibrator trucks and other older technology based products.  In addition, startup expenses on new products impacted the overall gross margin by nearly 2 percentage points.  Operating expenses as a percentage of revenues for the third quarter fell to 28%   compared to 38% for the third quarter of last year.  During this quarter, I/O sold its Alvin, Texas facility, which was made redundant by the major outsourcing initiative of the Company.  The Company recorded a gain of $2.4 million from this sale.

In recent days, the increasing financial difficulties of one of its Russian customers have led the Company to provide a reserve for the exposure to receivables due from a subsidiary of Yukos.  These receivables were collateralized by the equipment, which was sold to the customer in late 2001 through early 2003. The majority of the equipment has been recovered.  However, the difference between the receivables and the estimated fair market value, net of refurbishment cost, of the recovered equipment is $5.2 million, or ($0.07 per share), which the Company  recorded in the third quarter.

Loss from operations in the quarter was $3.3 million, including the Russian reserve, compared to a loss from operations of $6.4 million in the third quarter of 2003.  EBITDA (earnings before net interest expense, taxes, depreciation and amortization) for the third quarter was $4.3 million compared to a negative $1.9 million for the third quarter of last year.  You can find a reconciliation of EBITDA to reported earnings at the end of this press release.

YEAR-TO-DATE 2004

Revenues for the nine months ended September 30, 2004 increased 69% to $179.5 million compared to $106.0 million in the comparable period of 2003.  Approximately half of this increase is due to better performance within the land and marine imaging divisions, while the remaining increase is due to the acquisitions of GX Technology and Concept Systems.

Gross margin for the first nine months of 2004 rose to 30% compared to 16% in the first nine months of 2003.  EBITDA for the first nine months of 2004 was $17.5 million compared to a negative $12.9 million for the first nine months of 2003. Income from operations increased to $3.3 million compared to a loss from operations in the prior year of $21.8 million.  For the nine months ended September 30, 2004, I/O recorded a net loss of $1.3 million, or ($0.02) per share, compared to a net loss of $23.8 million, or $(0.46) per share in the prior year.

OUTLOOK

The following statements are based on our current expectations.  These statements are forward looking and actual results may differ materially.  Factors affecting these forward-looking statements are detailed below.

Mr. Peebler stated, “Looking at 2004 to date, I/O has accomplished a great deal.  We have launched two major next-generation product lines on time and continue to increase market penetration of our full-wave VectorSeis technology. VectorSeis sales are expected to grow in both the land and marine environments as acceptance of this new technology continues. The additions of GX Technology and Concept Systems have added the necessary key pieces we needed to build a seismic solutions company.  While we have a lot more work to do, these are major steps in the first year of our plan.”

Mike Kirksey, Executive Vice President and Chief Financial Officer, added,  “Based on our current view of fourth quarter orders in the pipeline and our judgment on expected shipments, we expect 2004 revenues to range between $260 and $270 million.  Much of our projected top line growth in the fourth quarter is expected to come from continued market penetration of our new field acquisition systems and continued growth of GX Technology’s Integrated Seismic Solutions offering.  We expect full year 2004 gross margin to be approximately 30% and EBITDA to range between $30 and $35 million. Excluding the Russian reserve, we expect earnings per share to range between $0.14 and $0.20 for 2004. As a result, for the fourth quarter of 2004, we expect revenues to range between $80 and $90 million and earnings per share to range between $0.08 and $0.14.”

CONFERENCE CALL

I/O has scheduled a conference call for Thursday, October 28, 2004, at 9:30 a.m. eastern time.  To participate in the conference call, dial 303-262-2142 at least 10 minutes before the call begins and ask for the Input/Output conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 4, 2004.  To access the replay, dial 303-590-3000 and use pass code 11011606.

Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.i-o.com.  Also, an archive of the web cast will be available shortly after the call on the company’s website for approximately 90 days.

I/O is a leading seismic services provider. The company provides cutting-edge seismic acquisition equipment, software, and planning and seismic processing services to the global oil and gas industry. The company’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging. I/O has offices in the United States, Canada, Europe, China, Russia and the Middle East. Additional information is available at http://www.i-o.com.

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements include statements concerning capital outlays by E&P companies and seismic contractors, future VectorSeis revenues, and fourth quarter revenues, gross margin, and net income per share.  Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties.  These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with competitor’s product offerings and pricing pressures resulting there from; the Company’s inability to produce products to preserve and increase market share; and technological and marketplace changes affecting the Company’s product line.  Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission.

Tables to follow

INPUT/OUTPUT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$80,861	$30,307	$179,475	$106,046
Cost of sales	61,722	25,088	126,275	89,396
Gross profit	19,139	5,219	53,200	16,650

Operating expenses:
Research and development	6,108	4,458	15,563	14,931
Marketing and sales	7,342	3,015	15,656	8,851
General and administrative	11,530	4,359	22,074	13,786
Gain on sale of assets	(2,498)	(244)	(3,394)	(280)
Impairment of long-lived assets	—	—	—	1,120
Total operating expenses	22,482	11,588	49,899	38,408

Income (loss) from operations	(3,343)	(6,369)	3,301	(21,758)

Interest expense	(1,623)	(954)	(4,616)	(3,142)
Interest income	261	428	1,020	1,544
Fair value adjustment of warrant obligation	—	1,829	—	988
Write-down of investment	—	—	—	(2,036)
Other income	36	113	193	777
Income (loss) before income taxes	(4,669)	(4,953)	(102)	(23,627)
Income tax expense (benefit)	305	(133)	1,243	158
Net loss	$(4,974)	$(4,820)	$(1,345)	$(23,785)

Basic and diluted net loss per common share	$(0.07)	$(0.09)	$(0.02)	$(0.46)

Weighed average number of common shares outstanding	76,419,362	51,235,269	61,923,823	51,219,179

INPUT/OUTPUT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents.	$31,917	$59,507
Restricted cash	1,026	1,127
Accounts receivable, net	68,549	34,270
Current portion notes receivable, net	11,609	14,420
Income tax receivable	1,149	—
Unbilled revenue	7,987	—
Inventories	59,042	53,551
Prepaid expenses and other current assets	6,420	3,703
Total current assets	187,699	166,578
Notes receivable	6,123	6,409
Net assets held for sale	—	3,331
Property, plant and equipment, net	42,712	27,607
Multi-client data library, net	14,517	—
Deferred income taxes	—	1,149
Goodwill	149,324	35,025
Intangible and other assets, net	73,475	9,105
Total assets	$473,850	$249,204

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and current maturities of long-term debt	$7,506	$2,687
Accounts payable	38,052	12,531
Accrued expenses	23,649	15,833
Deferred revenue	10,402	2,060
Total current liabilities	79,609	33,111
Long-term debt, net of current maturities	80,484	78,516
Other long-term liabilities	3,321	3,813
Stockholders’ equity:
Common stock	784	522
Additional paid-in capital	478,120	296,663
Accumulated deficit	(159,882)	(158,537)
Accumulated other comprehensive income	216	1,292
Treasury stock	(5,833)	(5,826)
Unamortized restricted stock compensation	(2,969)	(350)
Total stockholders’ equity	310,436	133,764
Total liabilities and stockholders’ equity	$473,850	$249,204

Reconciliation of EBITDA to Net Income

(Non-GAAP Measures)

(In thousands)

(Unaudited)

EBITDA is a non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or income (loss) per share calculated under generally accepted accounting principles (GAAP).  We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Net loss	$(4,974)	$(4,820)	$(1,345)	$(23,785)
Interest expense	1,623	954	4,616	3,142
Interest income	(261)	(428)	(1,020)	(1,544)
Income tax expense (benefit)	305	(133)	1,243	158
Depreciation and amortization expense	7,593	2,484	14,014	9,093
EBITDA	$4,286	$(1,943)	$17,508	$(12,936)